UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

CIVITAS SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36623	65-1309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(Address of principal executive offices, including zip code)

(617) 790-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2015, Civitas Solutions, Inc. (the “Company”) announced that Brett I. Cohen is joining the Company as Chief Operating Officer, effective as of November 30, 2015. Previously, Mr. Cohen, age 42, served as Corporate Vice President, Inpatient Services at Fresenius Medical Care AG & Co. KGaA (“Fresenius”), a kidney dialysis company which provides dialysis treatment and other related health care services to patients with end stage renal disease, from November 2012 to November 2015 and prior to his tenure at Fresenius, Mr. Cohen was Vice President, Operations, East Region at Kindred Healthcare, Inc., a healthcare services provider that operates hospitals, nursing centers, rehabilitation centers and care management services. Mr. Cohen holds a B.A. cum laude from Yale University and an M.B.A. in Finance and Healthcare Management from The Wharton School.

There are no arrangements or understandings between Mr. Cohen and any other persons pursuant to which he was selected as Chief Operating Officer. There are also no family relationships between Mr. Cohen and any directors or executive officers of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Cohen’s employment will commence on November 30, 2015. Pursuant to his offer letter, Mr. Cohen will receive an annual base compensation of $365,000 and a target incentive bonus equal to 75% of his base salary. Mr. Cohen will be eligible to earn a full (rather than pro rated) incentive bonus for the fiscal year ending September 30, 2016. In addition, Mr. Cohen will receive a sign-on bonus of $75,000. Mr. Cohen will be eligible to receive equity awards under the Company’s 2014 Omnibus Incentive Plan, with his initial target equity grant expected to have a value equal to 125% of his base salary. Mr. Cohen will also be eligible to participate in the National Mentor Holdings, LLC Executive Deferred Compensation Plan, subject to approval by the board governing the plan. The offer letter provides that Mr. Cohen will enter into the Company’s standard form of employment agreement and indemnification agreement for executive officers.

Mr. Cohen is expected to enter into the Company’s standard form of employment agreement for executive officers, which will (i) provide for an employment term of one year with automatic renewals unless terminated in accordance with the agreement, (ii) specify Mr. Cohen’s position, duties, annual base salary and target bonus and (iii) provide for customary business expense reimbursement. The employment agreement will provide that if Mr. Cohen is terminated without “cause” or resigns for “good reason,” he will be, subject to execution and non-revocation of a release, entitled to (i) continued payment of his base salary for one year, (ii) payment of an amount equal to his target bonus, (iii) payment of a pro rata bonus for the year in which such termination occurs if termination occurs within the second half of the year and (iv) a monthly payment of $2,000 for 24 months. If Mr. Cohen is terminated due to death or disability, he is entitled to (i) payment of a pro rata bonus for the year in which such termination occurs and (ii) accelerated vesting of a pro rata portion of his unvested time-based equity awards under the 2014 Omnibus Incentive Plan. If Mr. Cohen is terminated (other than for cause and other than due to death or disability) within six months prior to or 24 months following a change in control, he is entitled to (i) the same severance payments as provided for in the event of a termination without “cause” or for “good reason,” except that the payment of his base salary will continue for 18 months instead of 12 months following such termination and (ii) accelerated vesting of all of his unvested time-based equity awards under the 2014 Omnibus Incentive Plan. In addition, the employment agreement will contain noncompetition and nonsolicitation provisions.

The preceding description of Mr. Cohen’s compensation arrangements does not purport to be complete and his offer letter and the form of employment agreement for executive officers are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Mr. Cohen is expected to enter into the Company’s standard form of indemnification agreement for executive officers, which generally provides that executive officers are indemnified against certain expenses, judgments and other losses resulting from involvement in legal proceedings arising from service as an executive officer. The preceding description of the indemnification agreement does not purport to be complete, and the form of indemnification agreement is filed as Exhibit 10.19 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 27, 2014 and is incorporated herein by reference.

A copy of the Company’s press release announcing the appointment of Mr. Cohen is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer letter effective as of November 6, 2015, by and between Civitas Solutions, Inc. and Brett I. Cohen.

10.2	Form of Employment Agreement for executive officers other than Mr. Nardella and Mr. Murphy (incorporated by reference to Exhibit 10.7 of Civitas Solutions, Inc. Form 8-K filed on September 22, 2014).

99.1	Press Release issued by Civitas Solutions, Inc. on November 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS SOLUTIONS, INC.

/s/ Bruce F. Nardella
Date: November 12, 2015	Name:	Bruce F. Nardella
	Title:	Chief Executive Officer and President